                                                                      EXHIBIT 5

                                 (LETTERHEAD)

                                                                   July 8, 1997

ADE Corporation
80 Wilson Way
Westwood, MA 02090

Ladies and Gentlemen:

  We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") with respect to the public offering of up to 2,840,500 shares of the Common Stock, $.01 par value per share, of ADE Corporation, a Massachusetts corporation (the "Company"), of which up to 2,300,000 shares are being sold by the Company (the "Company Shares") and up to 540,500 shares are being sold by certain stockholders of the Company (the "Selling Stockholder Shares" and, together with the Company Shares, the "Shares").

  We have examined (i) the Registration Statement, (ii) the form of Underwriting Agreement between the Company and Alex. Brown & Sons Incorporated, Montgomery Securities, Adams, Harkness & Hill, Inc., Sutro & Co. Incorporated and Needham & Company, Inc. as Representatives of the several underwriters named in Schedule A thereto (the "Underwriting Agreement"), (iii) the Restated Articles of Organization of the Company, as amended to date, and such other documents and records of the Company as we have deemed necessary for purposes of this opinion.

  In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

  We are members of the bar of the Commonwealth of Massachusetts and we express no opinion as to any matters insofar as any laws other than Federal laws and the laws of the Commonwealth of Massachusetts may be applicable.

  Based upon the foregoing, we are of the opinion that (a) the Selling Stockholder Shares, other than any Shares to be issued after the date hereof pursuant to option exercises, were validly issued and are fully paid and non-assessable, (b) the Shares, if any, to be included in the Selling Stockholder Shares following the exercise of options outstanding as of the date hereof are duly authorized and upon issuance will be validly issued, fully paid, and non-assessable, and (c) the Company Shares are duly authorized and upon (i) the effectiveness of the Registration Statement, (ii) the execution and delivery of the Underwriting Agreement by the parties thereto, (iii) payment for the Shares in accordance with the terms of the Underwriting Agreement, and (iv) the issuance of the certificates therefor by the Company, will be validly issued, fully paid and non-assessable.

  We hereby consent to the reference to this firm under the heading "Legal Matters" in the prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Warner & Stackpole LLP

                                          Warner & Stackpole LLP